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Exhibit 99.4

SEMCO ENERGY, INC.
OFFER TO EXCHANGE

ALL OF ITS OUTSTANDING $50,000,000 in
7 3/4% SENIOR NOTES DUE 2013
(CUSIP Nos. 78412DAM1 and U81559AC7)
FOR ITS NEW 7 3/4% SENIOR NOTES DUE 2013

TO OUR CLIENTS:

        Enclosed for your consideration is a Prospectus, dated                        , 2004 (the "Prospectus"), and the related Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of SEMCO Energy, Inc. (the "Company") to exchange a principal amount of its new 7 3/4% Senior Notes due 2013 (the "Exchange Notes"), which exchange has been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus is part, for an equal principal amount of its outstanding 7 3/4% Senior Notes due 2013 (the "Old Notes"), of which $50 million in aggregate principal amount are outstanding as of the date hereof, upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Old Notes constitute an additional issuance of 7 3/4% Senior Notes due 2013 pursuant to an indenture dated as of May 15, 2003, under which $150,000,000 in aggregate principal amount of 7 3/4% Senior Notes due 2013 was previously issued on May 15, 2003 (the "May- Issued 7 3/4% Notes"). All of the May-Issued 7 3/4% Notes were exchanged for notes that have been registered under the Securities Act pursuant to an exchange offer completed in December 2003. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated as of December 17, 2003 (the "Registration Rights Agreement"), by and among the Company, as the issuer, and the initial purchaser listed therein (in such capacities, the "Initial Purchaser").

        This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A tender of such Old Notes may only be made by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

        Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2004, unless extended by the Company. Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time before the Expiration Date.

        Your attention is directed to the following:

        1.     The Exchange Offer is for any and all Old Notes.

        2.     The Exchange Offer is subject to certain conditions set forth in the Prospectus in the section captioned "The Exchange Offer."

        3.     Any transfer taxes incident to the transfer of Old Notes from the holder to the Company will be paid by the Company, except as otherwise provided in the Instructions in the Letter of Transmittal.

        4.     The Exchange Offer expires at 5:00 p.m., New York City time, on                        , 2004, unless extended by the Company.

        If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER

        The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer made by SEMCO Energy, Inc. with respect to its Old Notes.

        This will instruct you to tender the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Prospectus and the related Letter of Transmittal.

        Please tender the Old Notes held by you for my account as indicated below:

☐	Please do not tender any Old Notes held by you for my account.	☐ Please tender aggregate principal amount of the Old Notes held by you for my account.
Dated: , 2004		Signature(s)

Please print name(s) here

Address(es)

Area Code and Telephone Number
Tax Identification or Social Security No(s).

        None of the Old Notes held by us for your account will be tendered unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon will constitute an instruction to us to tender all the Old Notes held by us for your account.

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  Exhibit 99.4
INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFER